SCHEDULE 14A
                         (Rule 14a-101)
             INFORMATION REQUIRED IN PROXY STATEMENT
                    SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )

Filed by the registrant X

Filed by a party other than the registrant

Check the appropriate box:
   Preliminary proxy statement    Confidential, for Use of the
                                          Commission Only
                                        (as permitted by Rule
                                         14a-6(e)(2))
X  Definitive proxy statement

X   Definitive additional materials

   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              IBP, inc.

        (Name of Registrant as Specified in its Charter)

Payment of filing fee (Check the appropriate box):
X $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or Item 22(a)(2) of Schedule 14A.
     $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     Fee computed on table below per Exchange Act Rules
14a-6(i)(4)and 0-11.
   (1)  Title of each class of securities to which transaction applies:
_________________________________________________________________

   (2)  Aggregate number of securities to which transaction
applies:
_________________________________________________________________

   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was
determined):
_________________________________________________________________

   (4)  Proposed maximum aggregate value of transaction:
_________________________________________________________________

   (5)  Total fee paid:
_________________________________________________________________


         Fee paid previously with preliminary materials.
_________________________________________________________________

  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
   (1)  Amount previously paid:
_________________________________________________________________

   (2)  Form, schedule or registration statement no.:
_________________________________________________________________

   (3)  Filing party:
_________________________________________________________________

   (4)  Date filed:
_________________________________________________________________



                                                   March 17, 1995



Dear Stockholders:

     The Annual Meeting of Stockholders will be held on April 19,
1995, at the IBP headquarters in Dakota City.   The headquarters
is strategically located in the Midwest where it is close to both the plants and the livestock that IBP processes. Our experience to date has been that very few stockholders attend our annual meeting. That is primarily due to our largely institutional stockholder base and the limitation of annual meeting activities to only those that are formally required.

     To obtain information regarding the Company, investors may now call the Investor Relations Department and receive a recorded message of IBP's recent press releases. If access to a facsimile machine with a polling feature is available, copies of IBP's most recent earnings release, Annual Report, 10-K, 10-Q, Proxy Statement or IBP Fact Sheet may be received by facsimile transmission. The number to call is (800) 416-1027, then choose the appropriate option.



                                   Sincerely,

                                   /S/  Robert L. Peterson

                                   Robert L. Peterson
                                   Chairman of the Board,
                                   President
                                   and Chief Executive Officer




                            IBP, inc.
                           IBP Avenue
                       Post Office Box 515
                     Dakota City, NE  68731

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    To Be Held April 19, 1995

To the Stockholders:

   The Annual Meeting of Stockholders of IBP, inc. will be held in the Training Room of the corporate headquarters located on IBP Avenue in Dakota City, Nebraska, on Wednesday, April 19, 1995, at 3:00 p.m. Central Daylight Time for the following purposes:

      1. To elect seven directors to serve for one year terms expiring at the annual meeting in 1996 and until their successors are elected and qualified;

      2. To approve the performance-based bonus of the Chairman of the Board and Chief Executive Officer for fiscal years 1995 through 1999; and

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   Only stockholders of record at the close of business on March
10, 1995, will be entitled to notice of and to vote at the meeting.

   In order to assure a quorum, all stockholders are urged to vote by proxy or attend the meeting. However, whether or not you expect to attend, we urge you to read the accompanying Proxy Statement and then complete, sign, date and return the enclosed proxy card in the enclosed postage prepaid envelope. It is important that your shares be represented at the meeting. Your promptness will assist us in preparing for the meeting and avoiding the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned.




Robert L. Peterson
Chairman of the Board




/S/ Robert L. Peterson



Dakota City, Nebraska
March 17, 1995

                           IBP, inc.
                           IBP Avenue
                        Post Office Box 515
                     Dakota City, NE  68731


                        PROXY STATEMENT


                       GENERAL INFORMATION

  The enclosed proxy card, IBP's Annual Report to Stockholders and this Proxy Statement have been mailed to stockholders on or about March 17, 1995, in connection with the solicitation of proxies by the Board of Directors of IBP, inc. ("IBP") for use at the Annual Meeting of Stockholders to be held in the Training Room of the Corporate headquarters located on IBP Avenue in Dakota City, Nebraska, on April 19, 1995, at 3:00 p.m. Central Daylight Time. Stockholders of record at the close of business on March 10, 1995, are entitled to notice of and to vote at the meeting and at any adjournment thereof. As of the close of business on February 28, 1995, IBP had outstanding 47,427,599 shares of Common Stock, each of which is entitled to one vote.
  Unless instructed otherwise, the persons named as proxies intend to vote shares of Common Stock represented by duly executed proxies FOR the election of the nominees for director selected by the Board of Directors and FOR the approval of the performance-based bonus of the Chairman and Chief Executive Officer. If any other business is properly brought before the annual meeting, the proxies will be voted in accordance with the discretion of the persons named as proxies. Any proxy may be revoked by the stockholder at any time prior to the voting of the proxy at the meeting by a written revocation received by the Secretary of IBP, by properly executing and delivering a later-dated proxy, or by attending the meeting and requesting the return of the proxy and voting in person.
  A majority of the outstanding shares of Common Stock must be represented at the annual meeting in person or by proxy in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock as of March 10, 1995, will have one vote for each share so held.
  Directors are elected by a plurality of the votes cast. Stockholders may not cumulate their votes. The seven candidates receiving the highest number of votes will be elected as directors. Under Delaware law and IBP's Bylaws, abstentions and broker non-votes are not counted and have no effect on the tally as to which of the seven candidates have received the highest number of votes and are elected as directors, except that the withholding or abstention of a vote denies the candidate that vote. A vote of the majority of the shares represented at the meeting is required for approval of the performance-based bonus of the Chairman and Chief Executive Officer. The effect of an abstention on the approval of the performance-based bonus of the Chairman and Chief Executive Officer is the same as a vote against the performance-based bonus of the Chairman and Chief Executive Officer. A broker non-vote has no effect on the vote for or against the performance-based bonus of the Chairman and Chief Executive Officer.
  Under certain conditions, if you do not exercise the voting rights of stock in which you hold the beneficial interest, those shares might be voted by the record owner.

Solicitation of Proxies
  The expense of this solicitation will be paid by IBP. To the extent necessary to assure sufficient representation at the meeting, proxies may be solicited by any appropriate means by officers, directors and regular employees of the Company for which they will receive no additional compensation. IBP will retain the services of Corporate Investor Communications, Inc. at a cost of approximately $6,500, plus certain mailing costs, to deliver proxy material and to aid in the solicitation of proxies to ensure that a quorum is represented at the annual meeting.
IBP will pay persons holding stock in their names or the names of their nominees, but not owning such stock beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting material to their principals.

Stockholder Proposals for 1996 Annual Meeting
  In the event that any stockholder desires to submit a proposal for action at the 1996 Annual Meeting of Stockholders, such proposal must be received at IBP's principal offices at IBP Avenue, Post Office Box 515, Dakota City, Nebraska 68731, marked to the attention of the Secretary of IBP, no later than November 17, 1995. It is suggested that any stockholder desiring to submit a proposal do so by Certified Mail, Return Receipt Requested. Stockholders should also note that, in addition to the requirement of timely receipt by IBP of a proposal, a proposal must comply with the requirements of Section 14(a) of the Securities Exchange Act of 1934 to be included in the proxy solicitation material for the 1996 Annual Meeting of Stockholders.


           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  As of March 6, 1995, to the knowledge of IBP, no person beneficially owned 5% or more of any class of the outstanding voting securities of IBP, except as follows:

             Name and Address of     Amount and Nature Percent of
                Beneficial Owner     of Beneficial     Class (%)
Title of Class                       Ownership (#)

Common Stock  Pioneering Management Corp. 3,604,900(1)     7.6
              60 State Street
              Boston,  MA  02114

Common Stock  Mellon Bank Corporation     3,265,000(2)     6.9
              One Mellon Bank Center
              Pittsburgh, PA  15258
__________________
(1) Pioneering Management Corporation has sole investment power over 204,900 shares, and sole voting power over 3,604,900 shares, according to its Schedule 13G dated January 18, 1995, and filed with the Securities Exchange Commission ("SEC").

(2) Mellon Bank Corporation has sole investment power over 2,240,000 of the shares listed above, and sole voting power over 2,545,000 shares, according to its Schedule 13G dated
February 9, 1995, and filed with the SEC.


                         ELECTION OF DIRECTORS

  It is intended that proxies received will be voted FOR the election of seven nominees as directors unless authority to so vote is withheld.
Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the meeting, the proxies may, but need not, be voted for a substitute nominee selected by the Board of Directors.

  The Bylaws of IBP provide that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely notice in proper written form, containing the information required by the Bylaws, to the Secretary of IBP. To be timely, such notice must be delivered to or mailed to and received at the principal executive offices of IBP not less than 30 nor more than 60 days prior to the meeting; provided, however, that if less than 40 days' notice or public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

  The following biographical information is furnished as of January, 1995,with respect to each of the seven nominees for election as director at the annual meeting.

JOHN S. CHALSTY, 61                           Director since 1987

  Mr. Chalsty was elected President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") on September 4, 1986, after having served as Chairman of DLJ's Capital Markets Group for more than two years. He joined the firm in 1969 as an oil analyst. He was named director of research and elected to DLJ's Board of Directors in 1972 and was appointed head of the investment banking division in 1979. When the firm was reorganized in January, 1984, Mr. Chalsty was named Chairman of the Capital Markets Group. Currently, Mr. Chalsty is also a member of the Board of Directors of Anchor Glass Container and Trident NGL, Inc. He is the Vice Chairman and a Director of the New York Stock Exchange. Mr. Chalsty is also a member, past President and Director of the New York Society of Security Analysts, a member and past Director of the Financial Analysts Federation and a member of the Executive Council on Foreign Diplomacy, Board of Overseers. In addition, Mr. Chalsty is a Director, Vice President and Chairman of the Finance Committee of the Girl's Club of New York, Director and Chairman of the Finance Committee of the Teagle Foundation, Inc., a Director of the Lincoln Center Theater, a Director of the Foundation for the Joffrey Ballet, Inc. and a member of the Board of Trustees of The Saint Barnabas Medical Center.


ALEC P. COURTELIS, 68                         Director since 1987

    Mr. Courtelis founded Courtelis Companies, a real estate development firm, in 1961 and has been its President and Chairman of the Board since that time. In 1970 Mr. Courtelis founded Town and Country Farms in Ocala, Florida, which is the largest breeding and training operation for Arabian race horses in the United States. Mr. Courtelis is currently the Finance Chairman for the Republican Party of Florida and was National Finance Co-Chairman for the Bush-Quayle 1992 campaign. He is a Director of TGIF Texas, Inc. and of Devcon International Corp. Mr. Courtelis is Vice Chairman of the Board of Regents for the Florida State University System, Chairman of the Armand Hammer United World College of the American West and a member of the International Board of the United World College.

DR. WENDY L. GRAMM, 50                        Director since 1993


    Dr. Gramm chaired the Commodity Futures Trading Commission from 1988 to 1993. She has served as Administrator for Information and Regulatory Affairs at the White House Office of Management and Budget (OMB) and was the Executive Director of the Presidential Task Force on Regulatory Relief. Dr. Gramm also directed the Federal Trade Commission's Bureau of Economics. She holds a Ph.D. in economics from Northwestern University and began her career as a professor of economics at Texas A&M University. Dr. Gramm currently is a Professor of Economics and Administration at the University of Texas in Arlington and is a self-employed consultant. She serves on the Board of Visitors, College of Business Administration at the University of Iowa, the International Capital Markets Advisory Committee to the New York Stock Exchange Board of Directors, the National Advisory Boards of the Independent Women's Forum and the International Republican Institute. She is Chairman of Northwestern University's Council of One Hundred and the Republican Women's Federal Forum. She has also been named to the Boards of Directors of Enron Corporation, State Farm Insurance Companies and the Chicago Mercantile Exchange.

EUGENE D. LEMAN, 52                           Director since 1989

  Mr. Leman has served as Executive Vice President, Pork Division of IBP since 1986. Prior to joining IBP he held various executive positions with Wilson Foods Corporation including Vice President of Fresh Meat and Vice President of Fresh and Processed Pork. He joined IBP in 1981 and has previously served as Group Vice President of Pork.

ROBERT L. PETERSON, 62                        Director since 1976

  Mr. Peterson has served as Chairman of the Board, President and Chief Executive Officer of IBP since August 12, 1981. Mr. Peterson joined IBP in 1961. He left IBP in 1969 for a period during which he started a pork products company, Madison Foods, Inc. He returned to IBP in 1976 when IBP acquired Madison Foods, Inc. In 1977, he was elected IBP's President and Chief Operating Officer. Mr. Peterson is a Director of Midwest Resources, Inc. and the Omaha Branch of the Federal Reserve Bank of Kansas City.

JOANN R. SMITH, 55                            Director since 1993

  Ms. Smith served as Assistant Secretary for Marketing and Inspection Services for the United States Department of Agriculture (USDA) from 1989 to 1993 and has served in numerous capacities in the livestock industry. She is a former President of the National Cattlemen's Association and has chaired the Cattlemen's Beef Promotion and Research Board. She is on the Board of Directors for Purina Mills, Inc. Ms. Smith acts as Secretary and Treasurer for Smith Brothers, a farming and ranching operation, is the Secretary and Treasurer for Smith Construction and is President of Smith Associates, an agricultural marketing business.


DALE C. TINSTMAN, 75                          Director since 1962

  Mr. Tinstman, a business consultant, is Chairman of the Board of Plaza, Inc., a private company, a Director of Smith Hayes Trust, Inc. and Chairman of the University of Nebraska Foundation. He served as a financial consultant for IBP before being elected President and Chief Operating Officer in 1976, a position he held until 1977. From 1977 to January 1981 he served as Vice Chairman of the Board of IBP and in January 1981 became Co-Chairman of the Board, a position he held until 1982.


Information Regarding the Board of Directors and its Committees

  The Board of Directors has established an Audit Committee,
Compensation Committee, Executive Committee, Nominating
Committee, Plans Administration Committee and Directors Plan
Committee.

  The Board of Directors met five times during the 1994 fiscal year. All directors, except Mr. Courtelis, attended at least 75 percent of the Board of Directors and committee meetings for which they were eligible. Mr. Courtelis missed several board and committee meetings during 1994 due to illness.

  The Executive Committee, during the intervals between meetings of the Board of Directors, exercises all powers of the Board of Directors, except as otherwise provided by law and the IBP Bylaws. The members of the Executive Committee currently are Messrs. Peterson (Chairman) and Leman. The Executive Committee did not meet during 1994 but did take action by consent without a meeting.

  The Audit Committee selects the firm of independent public accountants to audit the financial statements of IBP and its consolidated subsidiaries, subject to approval of the Board of Directors; discusses with the independent public accountants the scope and results of their audit; discusses with the independent public accountants, and with the management of IBP, IBP's financial, accounting and reporting principles, policies and practices; discusses with the independent public accountants, and with the Controller of IBP and his staff, the adequacy of the corporation's accounting, financial and operating controls; and reports to the Board of Directors. The members of the Audit Committee currently are Messrs. Tinstman (Chairman), Chalsty and Courtelis, Dr. Gramm and Ms. Smith. The Audit Committee held three meetings during 1994.

  The Compensation Committee reviews and approves compensation arrangements, including annual incentive awards, for officers of IBP. The members of the Compensation Committee currently are Messrs. Chalsty (Chairman) and Courtelis, Dr. Gramm and Ms. Smith. The Compensation Committee held two meetings during 1994.

  The Nominating Committee makes recommendations as to candidates for election to the Board of Directors and their qualifications to fill board vacancies in connection with proposed slates of nominees for directors for whose election proxies will be solicited by the Board of Directors. The Nominating Committee will consider properly submitted recommendations of stockholders if the recommendation is submitted pursuant to the procedures previously outlined. The members of the Nominating Committee currently are Dr. Gramm (Chairman), Messrs. Chalsty, Courtelis and Tinstman, and Ms. Smith. The Nominating Committee held one meeting during 1994.

  The Plans Administration Committee administers the restricted stock and employee stock option plans of IBP. The members of the Plans Administration Committee currently are Messrs. Courtelis (Chairman) and Chalsty, Dr. Gramm and Ms. Smith, none of whom are eligible for selection as participants in these plans. The Plans Administration Committee held two meetings during 1994.

  The Directors Plan Committee administers the stock option plan for non-employee directors of IBP. The members of the Directors Plan Committee currently are Messrs. Peterson (Chairman) and Leman, neither of whom are eligible for participation in the plan. The Directors Plan Committee did not meet during 1994.


Information Regarding Directors' Compensation

  Officers of IBP who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or of any committee of the Board of Directors. Nonmanagement directors receive a retainer fee of $20,000 per annum plus $900 for each board or committee meeting that they attend. Nonmanagement directors also receive stock options pursuant to the IBP Directors Stock Option Plan.

  In January 1993, IBP entered into a consulting agreement with Mr. Tinstman. Mr. Tinstman agreed to continue to act as an independent general consultant to IBP. Pursuant to such agreement, Mr. Tinstman will receive $3,000 per month as long as the agreement is in effect. In addition, Mr. Tinstman is entitled to hospitalization coverage and, subject to IBP's best efforts, disability insurance. Mr. Tinstman also receives the annual retainer and meeting fees paid to nonmanagement directors of IBP and stock options pursuant to the IBP Directors Stock Option Plan.

                   SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth, as of February 28, 1995, beneficial ownership of IBP Common Stock, the sole class of IBP stock, for each director of IBP, for each person nominated as a director of IBP, for each executive officer named in the Summary Compensation Table and for all directors and executive officers (including those executive officers not named in the Summary Compensation Table) of IBP as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the Common Stock shown as beneficially owned by them.


                                     Amount and
                                     Nature of
                                     Beneficial          Percent
Name of Beneficial Owner -           Ownership(#)(1)     of Class
Position with IBP                                         (%)(3)


Richard L. Bond - Executive Officer        3,716             *
John S. Chalsty - Director                 2,900             *
Alec P. Courtelis - Director               1,400             *
Wendy L. Gramm - Director                      0             *
Lonnie O. Grigsby - Executive Officer     31,346             *
David C. Layhee - Executive Officer       25,001             *
Eugene D. Leman - Director and Executive
 Officer                                  38,017             *
Robert L. Peterson - Director and
 Executive Officer                       172,100             *
JoAnn R. Smith - Director                  1,000             *
Dale C. Tinstman - Director                5,382(2)          *
All Directors and Executive Officers
As A Group (13 Persons)                  331,563             *
__________________
(1) Includes the following shares which are subject to stock options granted pursuant to the IBP 1987 Stock Option Plan, the IBP 1993 Stock Option Plan and the IBP Directors Stock Option Plan exercisable as of February 28, 1995, or within 60 days thereafter: Mr. Bond 3,716; Mr. Chalsty 400; Mr. Courtelis 400; Mr. Grigsby 17,620; Mr. Layhee 12,580; Mr. Leman 18,000; Mr. Peterson 112,000; Mr. Tinstman 400 and all other Executive Officers 36,798.

(2) Includes 689 shares owned by Mr. Tinstman's wife, as to which Mr. Tinstman disclaims any beneficial ownership.

(3) As a group, and individually, the executive officers, directors and nominees for director beneficially own less than 1% of IBP's Common Stock.


                   JOINT REPORT OF THE COMPENSATION
                  AND PLANS ADMINISTRATION COMMITTEES

           Compensation and Plans Administration Committees

   The Compensation Committee of the Board of Directors is comprised entirely of disinterested and outside directors. The Committee is responsible for establishing the levels of compensation (except stock option grants and long-term stock awards) for the executive officers of the Company. The Committee annually evaluates IBP's performance and compensation paid to its executive officers.

   The Plans Administration Committee reviews and approves the grant of stock options and awards of restricted stock pursuant to IBP's stock option and long-term stock plans for the Company's officers and employees. This committee is comprised entirely of disinterested and outside directors.

Committees' Report on Executive Compensation

Base Salary

   The annual compensation of executive officers of IBP includes a base salary, coupled with a cash bonus which is calculated in accordance with an established formula based on the operating income of IBP. The Compensation Committee from time to time uses outside consultants and published compensation survey data to review competitive rates of pay, to establish salary ranges and to set target base salary levels for officers. The amount of the employee's base salary is a function of the employee's officer position, or grade level, and individual performance. The employee's individual performance is measured against expectations related to budgetary performance or operating income results and operating performance standards.

Bonus Payments

   The annual compensation of employees participating in IBP's management bonus program, including executive officers, is dependent on overall corporate performance for staff officers and on the results of divisional operating income and operating performance for operating division officers. The dollar amount of the bonus pool from which bonuses are paid is established as a percent of operating income as adjusted for non-operating expenses such as pushdown accounting. Target bonuses are based on the percent of increase or decrease in such operating income from the prior year.

Stock Option Grants and Restricted Stock Awards

   IBP has stock option and long-term stock plans for its officers, including executive officers. The purpose of the plans is to assist in securing and retaining employees of ability by making it possible to offer them an incentive, in the form of a proprietary interest in IBP, to join or continue in the service of IBP and to increase their efforts on its behalf.

   Levels for both stock options grants and restricted stock awards are established by the Plans Administration Committee on the basis of an employee's officer position, or grade level. Options are granted for terms of ten years and become exercisable in increments beginning after the second and continuing through the fifth year of the option term. The restricted stock awards are made subject to continued employment, generally for five years.

Corporate Performance

   In evaluating corporate performance to establish compensation for fiscal year 1994, the Compensation Committee considered the fact that operating income for 1993 for bonus purposes was up 8% from 1992 and earnings per share were up to $1.88 in 1993 from $1.34 in 1992. In addition, differences in divisional operating earnings performance caused differences in divisional officer bonuses. The Compensation Committee established a salary increase budget of 3% for fiscal year 1994 for officers. The budget percentage was based on the standard percentage increase for all management employees of the Company. Individual salary increases were determined for all management employees, including executive officers, based on each individual's contributions to operating unit and corporate performance.

Compensation of Chief Executive Officer

   The Chairman and Chief Executive Officer's salary and performance-based bonus for 1994 were established by the Compensation Committee in December of 1993. Mr. Peterson's base salary was decreased to $1,000,000 from $1,240,000. His performance-based bonus was established at 1.3% of the first $100,000,000 of operating income, after adjustments and consistent with the bonus calculations for management generally, and 1% of any operating income that exceeded $100,000,000, this bonus formula was approved by stockholders at the annual meeting. These actions were based on the changes to Section 162(m) of the Internal Revenue Code which requires that any compensation over $1,000,000 be performance-based (or meet other exceptions provided by the Section) to be deductible by the Company. The salary and performance-based bonus were determined pursuant to the changes to Section 162(m) and in order to retain Mr. Peterson as Chairman and Chief Executive Officer. The bonus method was designed to incentivize Mr. Peterson with a performance-based bonus that was competitive with the industry and also allows the Company to take a deduction for federal income tax purposes.


John S. Chalsty    Alec P. Courtelis     Wendy L. Gramm
JoAnn R. Smith


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
COMPENSATION DECISIONS

   The members of the Compensation Committee are Messrs. Chalsty
(Chairman) and Courtelis, Dr. Gramm and Ms. Smith.

                    SUMMARY COMPENSATION TABLE (1)


                                ANNUAL COMPENSATION

Name and Principal       Year       Salary        Bonus
     Position                        ($)          ($)(2)

Robert L. Peterson       1994      1,000,000    3,872,990
Chairman, President      1993      1,240,000    1,848,048
& Chief Executive        1992      1,200,000    1,545,658
Officer

Eugene D. Leman          1994        190,372      362,267
Executive Vice           1993        179,275      149,014
President, Pork Division 1992        166,994      185,889


Lonnie O. Grigsby        1994        155,694      255,139
Executive Vice           1993        150,691      145,794
President, Finance       1992        143,737      141,235
 & Administration

Richard L. Bond          1994        138,902      300,000
Group Vice President,    1993        108,321      102,692
Beef Markets & Sales     1992        101,854       90,171

David C. Layhee          1994        142,470      250,000
Group Vice President,    1993        127,412      110,483
Design Products          1992        120,755       95,154


                                     LONG TERM
                                 COMPENSATION AWARDS

                               Restricted  Securities
                                 Stock     Underlying  All Other
                                 Awards    Options   Compensation
                         Year    ($)(3)      (#)         ($)(4)

Robert L. Peterson        1994               30,000       171,340
                          1993  1,612,500    60,000       108,440
                          1992

Eugene D. Leman           1994                6,000        19,140
                          1993    450,000    12,000        10,436
                          1992                2,000

Lonnie O. Grigsby         1994                6,000        15,654
                          1993    380,668    12,000         8,771
                          1992                2,000

Richard L. Bond           1994    298,850     6,640        13,952
                          1993    250,000    10,080         6,308
                          1992                1,700

David C. Layhee           1994    298,850     6,640        14,319
                          1993    250,000    10,080         7,418
                          1992                1,700
_______________________________
(1) The personal benefits provided by IBP to the named executive officers do not exceed the threshold for disclosure established by the SEC and are not described in the table. No other types of compensation required to be reported in the table were paid or were payable to any of the named executive officers and, therefore, columns which the SEC regulations created to report "Other Annual Compensation" and "Long-Term Incentive Plan Payouts" have been deleted from the table. IBP has not granted any SARs pursuant to the IBP 1993 Stock Option Plan and IBP has therefore removed SARs from the columns of this table and reported only options.

(2)  Amounts shown for 1993 and 1994 are bonus amounts only.
Amounts shown for 1992 include both cash bonuses and profit sharing contributions that were either deferred or paid in cash.

(3) Restricted stock was granted to certain officers pursuant to the IBP Officer Long-Term Stock Plan. The shares vest five years from the date of grant contingent upon continued employment with IBP. Early vesting may occur pursuant to the Plan's provisions due to events such as death or total disability. The value of the shares on the date of grant is listed for the named executive officers in the Summary Compensation Table. Dividends paid on the restricted stock are used to purchase additional shares of restricted stock pursuant to the provisions of the Plan. These additional shares are then credited to an officer's award. The number of shares of restricted Common Stock in each named officer's account pursuant to the IBP Officer Long-Term Stock Plan on December 31, 1994, and the aggregate fair market value of the shares based upon a fiscal year-end closing price of $30.25 per share, were as follows: Mr. Peterson - 101,453 shares valued at $3,068,953, Mr. Leman - 28,313 shares valued at $856,468, Mr. Grigsby - 23,846 shares valued at $721,342, Mr.
Bond -24,785 shares valued at $749,746, and Mr. Layhee - 24,785 shares valued at $749,746.

(4) All Other Compensation includes 1993 and 1994 profit sharing contributions made by the Company into the named officers account in the IBP Retirement Income Plan "RIP"). In 1993 a provision was added to the RIP that made deferral of profit sharing into the RIP mandatory. SEC regulations now require the profit sharing amount to be reported in All Other Compensation and not in the Bonus column. The profit sharing amount attributable to each named officer for 1994 is as follows: Mr. Peterson - $130,000, Mr. Leman - $19,037, Mr. Grigsby - $15,569, Mr. Bond -
$13,890 and Mr. Layhee - $14,247. All Other Compensation also reports life insurance premiums paid by the Company for the named officer. The amount of insurance premiums paid by the Company, and any cash surrender value the named officer is entitled to under a policy, is as follows: Mr. Peterson - $41,340, $38,253 of this amount represents the cash surrender value of a policy and $3,087 represents the premiums paid, Mr. Leman - $103, Mr. Grigsby - $85, Mr. Bond - $62, and Mr. Layhee - $72.

Employment Contracts

  Except for Mr. Peterson, IBP has employment agreements with all of its executive officers, including Messrs. Leman, Grigsby, Bond and Layhee. Each agreement is for a term of five years, Messrs. Leman's and Grigsby's commenced October 9, 1992, Messrs. Bond's and Layhee's commenced October 18, 1994, and each provides for a one year non-compete obligation from the employee at the termination of employment with IBP. The agreement provides for, among other things, a minimum base salary and participation in IBP employee benefit plans including specifically stock options and the IBP Officer Long-Term Stock Plan as an incentive to an employee's long term commitment to IBP. For the four executive officers named in the Summary Compensation Table who currently have employment contracts, the minimum base salaries are: Mr. Leman - $168,071, Mr. Grigsby - $151,897, Mr. Bond - $175,000 and
Mr. Layhee - $175,000. While the agreements terminate by their terms after five years, either party to an agreement has the right to terminate it, subject to the non-compete obligation, upon one year's notice.

  IBP does not have termination or change of control plans or contracts with any of its employees.


                            OPTION GRANTS TABLE

                         Option Grants in 1994 (1)

           Individual Grant

                Number of    Percent of
               Securities   Total Options
               Underlying    Granted to    Exercise or
                Options     Employees in   Base Price  Expiration
Name            Granted    Fiscal Year(%)  ($/share)     Date
                 (#)(2)

Robert L. Peterson  30,000     5.74%          32.75      10/01/04

Eugene D. Leman      6,000     1.15%          32.75      10/01/04

Lonnie O. Grigsby    6,000     1.15%          32.75      10/01/04

Richard L. Bond      5,040      .96%          32.75      10/01/04
                     1,600      .31%          34.25      10/18/04

David C. Layhee      5,040      .96%          32.75      10/01/04
                     1,600      .31%          34.25      10/18/04


                              Potential Realizable Value at
                              Assumed Annual Rates of Stock
                              Price Appreciation for Option
                              Terms (10 years)

                              5%($)               10%($)

Robert L. Peterson           617,889           1,565,852
Eugene D. Leman              123,578             313,170
Lonnie O. Grigsby            123,578             313,170
Richard L. Bond              103,805             263,063
                              34,363              87,337
David C. Layhee              103,805             263,063
                              34,363              87,337
______________________
(1)  IBP has not granted any SARs pursuant to the IBP 1993 Stock
Option Plan. IBP has therefore removed SARs from the title and columns of this table and has reported only options.

2) All options were granted pursuant to the IBP 1993 Stock Option Plan. The options are granted for terms of ten years and become exercisable in increments beginning after the second and continuing through the fifth year of the option term. All options are priced at the fair market value of the IBP Common Stock on the date of the grant. The options are eligible for "incentive stock option" treatment under the applicable Internal Revenue Code provisions.


     AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES TABLE

                  Aggregated Option Exercises in 1994
                  and 1994 Year-End Option Values (1)


                                             Number of Securities
                                           Underlying Unexercised
            Shares                           Options at 1994
          Acquired on    Value                  Year-End (#)
Name      Exercise (#)  Realized ($)   Exercisable  Unexercisable

Robert L.Peterson      0        0         100,000        90,000
Eugene D. Leman        0        0          15,600        20,400
Lonnie O. Grigsby      0        0          15,220        20,400
Richard L. Bond    3,030   44,423           1,700        18,760
David C. Layhee        0        0          12,580        18,760

                                      Value of Unexercised
                                      In-The-Money Options
                                      at 1994 Year-End ($)

                                 Exercisable      Unexercisable

Robert L. Peterson                1,775,000           483,750
Eugene D. Leman                     259,800           132,700
Lonnie O. Grigsby                   251,233           132,700
Richard L. Bond                      25,203           111,828
David C. Layhee                     209,525           111,828
______________________
(1) IBP has not granted any SARs pursuant to the IBP 1993 Stock Option Plan. IBP has therefore removed SARs from the title and columns of this table and has reported only options granted.

 PERFORMANCE GRAPH

As part of the compensation rules implemented by the SEC a performance graph must be included in the proxy statement that compares the registrant's stock performance over the past five years against the performance of both an equity market index and a peer group index that cover the same five year period. In 1994 IBP used the S&P 500 as the equity market index and the S&P 400 as the peer group index. These indexes have been used again in 1995.

                               IBP, inc.
            Comparison of Five Year Cumulative Total Return
              IBP, inc., S&P 500 Index and S&P 400 Index


























               1989     1990     1991     1992     1993     1994

IBP, inc.     100.00   141.67   100.27   139.27   182.99   219.72
S&P 500       100.00    96.45   123.06   137.15   148.84   150.56
S&P 400       100.00    94.43   138.49   155.98   176.70   173.97


(1)Assumes $100 invested on December 29, 1989, in the S&P 500
Index, S&P 400 Index and IBP, inc. Common Stock. Each of the three measures of cumulative total return assumes reinvestment of dividends.

      APPROVAL OF MATTERS BEING SUBMITTED TO VOTE OF STOCKHOLDERS

   The Board of Directors is proposing that the stockholders approve at the 1995 annual meeting the performance-based bonus of the Chairman and Chief Executive Officer. Such approval is necessary to satisfy the requirements of Section 162(m) of the Internal Revenue Code to ensure deductibility by the Company of compensation that exceeds one million dollars for purposes of federal corporate income tax.


   Performance-Based Bonus of the Chairman of the Board and the Chief Executive Officer.

   The purpose of the performance-based bonus is to provide compensation to the Chairman and Chief Executive Officer that is competitive with the industry and that, at the same time, ensures deductibility for purposes of Section 162(m) of the Internal Revenue Code. Section 162(m) requires that any compensation over one million dollars be performance-based (or meet other exceptions provided by the Section) and be approved by stockholders to be deductible. If the bonus is not approved by stockholders, any compensation that exceeds one million dollars is not deductible.

   The Compensation Committee of the Board of Directors has set the Chairman and Chief Executive Officer's salary at $1,000,000 and has set a bonus formula for the Chairman and Chief Executive Officer for fiscal years 1995 through 1999. This bonus formula is subject to stockholder approval. The bonus formula takes the percentage used to calculate the Chairman's bonus for the first one hundred million of operating earnings from the prior year (1.3 percent in fiscal 1994), times one plus the percent of average salary increase for IBP management for the bonus year expressed in decimal form, the product of which gives the "Derived Percentage". The annual bonus for the Chairman would then be the Derived Percentage of the first one hundred million of operating earnings plus one percent of any excess over one hundred million dollars. Earnings from operations for purposes of management bonuses are calculated prior to the effects of pushdown accounting and other non-recurring items. An example of this calculation is shown in the NEW PLANS BENEFITS table below.

                        NEW PLANS BENEFITS (1)
                        Performance-Based Bonus

Name and Position                                     Dollar
Value ($)
Robert L. Peterson, Chairman,
President & Chief Executive Officer . . . . . .    $3,911,990(2)

(1) This table describes the bonus the Chairman would have received for 1994 under the performance-based bonus program being submitted to stockholders for approval in 1995. Since operating earnings are not available for 1995, SEC rules require that the registrant report the amount of benefits receivable as if the plan had been in effect during the prior year. For 1994 the average salary increase for IBP management was 3% and operating earnings for the purpose of calculating the Chairman's bonus were $357,299,044. In 1993 the Chairman's bonus was not based on a performance formula, but for the purposes of this calculation it is assumed that the performance formula started in 1993 and that the Chairman received 1.3% of the first one hundred million of operating earnings for 1993.

(2) The performance-based bonus calculation (as proposed, and based on the assumptions made in footnote 1) would be 1.3% (the prior year's percentage) times 1.03 (one plus the percent of average salary increase for management expressed in decimal form), which equals 1.339%, the Derived Percentage. The bonus would then be 1.339% of $100,000,000 plus 1% of $257,299,044 for a total bonus of $3,911,990.


      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on review of the copies of such forms furnished to the Company, or written representations that Form 5s were not required, the Company believes that during the fiscal year ending December 31, 1994, there was compliance with all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten-percent beneficial owners, except John Chalsty, who was late in filing two Form 4s. Each Form 4 reported one transaction involving less than 550 shares of IBP Common Stock.


               INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   The Audit Committee of the Board of Directors of IBP selected Price Waterhouse as independent public accountants to audit the consolidated financial statements of IBP and its consolidated subsidiaries for fiscal year 1994. Price Waterhouse has audited IBP's financial statements annually since 1992.

   During IBP's two most recent fiscal years there had been no disagreements with IBP's accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, nor has the principal accountant's reports on IBP's financial statements for either of the past two years contained any adverse opinion or disclaimer of opinion, qualification or modification as to uncertainty, audit scope or accounting principles.

   A member of Price Waterhouse is expected to be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.


                             OTHER MATTERS
   The Board of Directors is not aware of any other matters to be presented at the meeting. However, if any such matters are presented for action, it is the intention of the proxy holders named in the enclosed proxy card to vote in accordance with their discretion on such matters unless stockholders specify otherwise.

By Order of the Board of Directors


/S/ Lonnie O. Grigsby

Lonnie O. Grigsby
Secretary
If no direction is given, this proxy will be voted FOR Items 1 and 2.


The Board of Directors Recommends a Vote FOR Item 1.
Item 1 - Election of directors duly nominated

   John S. Chalsty, Alec P. Courtelis, Wendy L. Gramm  Eugene D.
Leman, Robert L. Peterson, JoAnn R. Smith and Dale C. Tinstman

For           Withheld

(To withhold authority to vote for any individual nominee, write that nominee's name on the line below)
__________________________________________________________

The Board of Directors Recommends a Vote FOR Item 2.
   Item 2 - Approval of the performance - based bonus of the Chairman and Chief Executive Officer.

 For     Against     Abstain

Please mark, date and sign as your name appears below and return it in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should indicate when signing. If the signer is a corporation or partnership, please sign in full corporate or partnership name, by President, authorized officer, or authorized partner. If shares are held jointly, each shareholder named should sign.





                                                Date




                                                Signature



                                                Signature


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                          ^ FOLD AND DETACH HERE ^


                               Annual Meeting

                                     of

                                  IBP, inc.

                          Wednesday, April 19, 1995




                                   Agenda

            * Election of Directors
            * Ratification of the performance-based bonus of the Chairman and Chief Executive Officer
            * Transaction of other business properly brought before the meeting or any adjournment thereof







       PROXY






SOLICITED BY THE BOARD OF DIRECTORS for Annual Meeting of
Stockholders

             IBP, inc.
             Corporate Headquarters
             Training Room
             IBP Avenue
             Dakota City, Nebraska  68731

             WEDNESDAY, APRIL 19, 1995 - 3:00 P.M.


The undersigned stockholder hereby appoints Robert L. Peterson and Lonnie O. Grigsby, or either of them, the proxies of the undersigned to vote, as indicated on the reverse side, all shares registered in the name of the undersigned on all matters which may come before the 1995 Annual Meeting of Stockholders of IBP, inc. or any adjournment thereof.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given such shares will be voted for Items 1 and 2, and in accordance with the discretion of the persons named as proxies on all other business.



- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                          ^ FOLD AND DETACH HERE ^










               Annual Meeting of Stockholders


                       April 19, 1995





In order to assure a quorum, all stockholders are urged to vote by proxy or attend the meeting. However, whether or not you expect to attend, we urge you to read the accompanying Proxy Statement and then complete, sign, date and return the proxy card in the enclosed postage prepaid envelope. It is important that your shares be represented at the meeting. Your promptness will assist us in preparing for the meeting and avoiding the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned.